Exhibit 4.2

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS AVAILABLE.

BRAZIL MINERALS, INC.

STOCK PURCHASE WARRANT

To Purchase 150,000 Shares of Common Stock

(one hundred fifty thousand shares)

No. 2013-1	Issue Date: September 30, 2013

THIS CERTIFIES that, for value received, Heather U. Baines and Lloyd McAdams AB Living Trust (the "Holder"), is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time on or after the date hereof, to subscribe for and purchase, from BRAZIL MINERALS, INC. a Nevada corporation (the "Company"), one hundred fifty thousand of the fully paid non-assessable shares of the Company's common stock, $0.001 par value per share ("Common Stock") at an initial purchase price of $0.15 per share or a lesser price as described in Section 11(c), provided that such right will terminate, if not terminated earlier in accordance with the provisions hereof, at 5:00 p.m. (Pacific Time) on December 31, 2019 (the "Expiration Date").

The purchase price and the number of shares for which this warrant (the "Warrant") is exercisable are subject to adjustment, as provided herein and specifically in Section 11.

This Warrant was issued in connection with the Company's private offering (the "Offering") of units of the Company's securities (the "Units"), each Unit consisting of $25,000 principal amount of 10% Senior Secured Convertible Promissory Notes maturing May 31, 2014 and warrants to purchase 50,000 shares of the Company's Common Stock until December 31, 2019 (a "Warrant Share”).

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term "Company" shall include BRAZIL MINERALS, INC. and any corporation that shall succeed or assume the obligations of BRAZIL MINERALS, Inc. hereunder.

(b) The term "Warrant Shares" includes (i) the Company's Common Stock and (ii) any other securities into which or for which any of the Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c) The term "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of this Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

(d) The term "Exercise Price" shall be $0.15 per share or a lesser price per share as described in Section 11(c), subject to adjustment pursuant to the terms hereof.

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1.	Number of Shares Issuable upon Exercise.

Unless sooner terminated in accordance herewith, from and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, the number of shares of Common Stock of the Company set forth on the first page of this Warrant, subject to adjustment pursuant hereto, by delivery of an original or fax copy of the exercise notice attached hereto as Exhibit A (the "Notice of Exercise") along with payment to the Company of the Exercise Price.

2.	Exercise of Warrant.

(a) The purchase rights represented by this Warrant are exercisable by the registered Holder hereof, in whole at any time or in part from time to time by delivery of the Notice of Exercise duly completed and executed at the office of the Company in California (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder hereof at the address of such Holder appearing on the books of the Company), and upon payment of the Exercise Price of the shares thereby purchased (cash, bank wire transfer, or by certified or official bank check payable to the order of the Company in an amount equal to the Exercise Price of the shares thereby purchased); whereupon the Holder of this Warrant shall be entitled to receive a certificate for the number of Warrant Shares so purchased; provided that the Company will place on each certificate a legend substantially the same as that appearing on this Warrant, in addition to any legend required by any applicable state or federal law. If this Warrant is exercised in part, the Company will issue to the Holder hereof a new Warrant upon the same terms as this Warrant but for the balance of Warrant Shares for which this Warrant remains exercisable. The Company agrees that upon exercise of this Warrant the Holder shall be deemed to be the record owner of the shares issued upon exercise as of the close of business on the date on which this Warrant shall have been exercised as aforesaid. This Warrant will be surrendered at the time of exercise or if lost, stolen, misplaced or destroyed, the Holder will comply with Section 7 below.

(b) Certificates for shares purchased hereunder shall be delivered to the Holder hereof within a reasonable time after the date on which this Warrant shall have been exercised as aforesaid.

(c) The Company covenants that all Warrant Shares which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant and payment of the exercise price, be fully paid and non-assessable and free from all preemptive rights, taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue which shall be paid by the Company in accordance with Section 4 below).

3.	No Fractional Shares.

The Company shall not be required to issue fractional Warrant Shares upon the exercise of this Warrant or to deliver Warrant Certificates that evidence fractional Warrant Shares. In the event that a fraction of a Warrant Share would, except for the provisions of this Section 3, be issuable upon the exercise of this Warrant, the Company shall pay to the Holder exercising the Warrant an amount in cash equal to such fraction multiplied by the Per Share Market Value of the Warrant Share.

For purposes of this Warrant, the Per Share Market Value shall be determined as follows: As used herein, "Per Share Market Value" means on any particular date (a) the closing bid price per share of Common Stock on such date on the national securities exchange on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the average of the closing bid and asked prices on the national securities exchange on the date nearest preceding such date, (b) if the shares of Common Stock are not then listed or quoted on a national securities exchange, the average of the closing bid and asked prices for a share of Common Stock in the over-the-counter market, as reported by the otcmarkets.com., or an equivalent generally accepted reporting service, at the close of business on such date, or (c) if the shares of Common Stock are not then publicly traded, the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the holders of a majority in interest of the Warrants of similar tenor then outstanding.

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4.	Charges, Taxes and Expenses.

Issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder of this Warrant, or in such name or names as may be directed by the Holder of this Warrant; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder of this Warrant, this Warrant, when exercised, shall be accompanied by the Assignment Form attached hereto as Exhibit B (the "Assignment Form") duly executed by the Holder hereof; and provided further, that upon any transfer involved in the issuance or delivery of any certificates for Warrant Shares, the Company may require, as a condition thereto, that the transferee execute an appropriate investment representation as may be reasonably required by the Company.

5.	No Rights as Shareholders.

This Warrant does not entitle the Holder hereof to any voting rights or other rights as a Shareholder of the Company prior to the exercise hereof.

6.	Exchange and Registry of Warrant.

This Warrant is exchangeable, upon the surrender hereof by the registered Holder at the above-mentioned office or agency of the Company, for a new Warrant or Warrants aggregating the total Warrant Shares of the surrendered Warrant of like tenor and dated as of such exchange. The Company shall maintain at the above-mentioned office or agency a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange, transfer or exercise, in accordance with its terms, at such office or agency of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

7.	Loss, Theft, Destruction or Mutilation of Warrant.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor (but with no additional rights or obligations) and dated as of such cancellation, in lieu of this Warrant.

8.	Saturdays, Sundays, Holidays, etc.

If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

9.	Cash Distributions.

No adjustment on account of cash dividends or interest on the Company's Common Stock or Other Securities that may become purchasable hereunder will be made to the Exercise Price under this Warrant.

10.	Consolidation, Merger or Sale of the Company.

If the Company is a party to a consolidation, merger or transfer of assets that reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be) shall by operation of law assume the Company's obligations under this Warrant. Upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets that the holder of a Warrant would have owned immediately after the consolidation, merger or transfer if the holder had exercised the Warrant immediately before the effective date of such transaction. As a condition to the consummation of such transaction, the Company shall arrange for the person or entity obligated to issue securities or deliver cash or other assets upon exercise of the Warrant to, concurrently with the consummation of such transaction, assume the Company's obligations hereunder by executing an instrument so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 10.

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11.	Adjustments in the Exercise Price

The number of shares and class of capital stock purchasable under this Warrant are subject to adjustment from time to time as set forth in this Section 11.

(a) Adjustment for change in capital stock. If the Company:

(i) pays a dividend or makes a distribution on its Common Stock, in each case, in shares of its Common Stock;

(ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii) combines its outstanding shares of Common Stock into a smaller number of shares;

(iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

(v) issues by reclassification of its shares of Common Stock any shares of its capital stock;

then the number and classes of shares purchasable upon exercise of each Warrant in effect immediately prior to such action shall be adjusted so that the holder of any Warrant thereafter exercised may receive the number and classes of shares of capital stock of the Company which such holder would have owned immediately following such action if such holder had exercised the Warrant immediately prior to such action.

For a dividend or distribution the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination or reclassification.

If after an adjustment the Holder, upon exercise of a Warrant, may receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company shall in good faith determine the allocation of the adjusted Exercise Price between or among the classes of capital stock. After such allocation, that portion of the Exercise Price applicable to each share of each such class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Warrant. Notwithstanding the allocation of the Exercise Price between or among shares of capital stock as provided by this Section 11(a), a Warrant may only be exercised in full by payment of the entire Exercise Price currently in effect.

(b) The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 11 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holders of this Warrant against impairment.

(c.) Each Warrant shall be non-redeemable and shall expire December 31, 2019 and entitles its holder to purchase one restricted share of the Company's Common Stock at an initial exercise price of $0.15 per share, subject to adjustment for stock splits, dividends and combinations described in the Memorandum and Warrant.

Beginning six-months after the issuance of the Warrants and until the Warrants expire, the Warrant

Exercise Price (“EP”), subject to being no less than the Floor Price, shall at each month-end be adjusted to the lesser of:

•	The existing Exercise Price, or
•	An adjusted Exercise Price (“EP”) calculated using the following formula: EP = SP x 110%

Where SP equals the VWAP of the Company’s stock during the most recent six-month period as reported by Bloomberg or its successors.

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Where Floor Price is defined as:

Through July 31, 2014: $0.15

During the period August 1, 2014 through August 31, 2015: $0.10

During the period September 1, 2015 through December 31, 2019: $0.05

Whenever an event of either Principal Payment Default or Other Payment Default is occurring: $0.02

Subject to being no less than the Floor Price, if at the end of 2014 and any subsequent or partial calendar year’s VWAP of the Company’s Common Stock as reported by Bloomberg is less than $0.15 per share, the exercise price shall become 80% of the prior month’s exercise price or EP before making the monthly six-month adjustment described above.

12.	Certificate as to Adjustments.

In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant agent of the Company (appointed pursuant to Section 16 hereof).

13.	Reservation of Stock Issuable on Exercise of Warrant.

The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant. If the Company has not reserve sufficient shares to accommodate all of its obligations include these Warrants to be converted into authorized common shares and a Warrant holder notifies the Company of this deficiency, then the number of common shares into which this Warrant may be exercised shall increase by 1% per day until the transfer agent has verified in writing that such shares shall have been duly authorized by the Company’s Board of Directors and shareholders if required.

14.	Assignment; Exchange of Warrant.

Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered Holder hereof (a "Transferor") with respect to any or all of the shares underlying this Warrant. On the surrender for exchange of this Warrant, with the Transferor's duly executed Assignment Form and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, a legal opinion from the Transferor's counsel that such transfer is exempt from the registration requirements of applicable securities laws, the Company at its expense (but with payment by the Transferor of any applicable transfer taxes) will issue and deliver to or on the order of the Transferor thereof a new Warrant of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Assignment Form (each a "Transferee"), calling in the aggregate on the face or faces thereof for the number of Warrant Shares called for on the face or faces of the Warrant so surrendered by the Transferor; and provided further, that upon any such transfer, the Company may require, as a condition thereto, that the Transferee execute an appropriate investment representation as may be reasonably required by the Company.

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15.	Registration Rights.

The Company has agreed to register the Warrant Shares in any subsequent registration statement (other than a Form S-8, S-4 or amendments thereto) filed by the Company with the SEC, so that Holders shall be entitled to sell the same simultaneously with and upon the terms and conditions as the securities sold for the Company's account are being sold pursuant to any such registration statement, subject to such lock-up provisions as may be proposed by the underwriter of said registration statement (the "Piggyback Registration Right"). There is no guarantee as to a time frame for the filing of such a registration statement.

16.	Warrant Agent.

The Company may, by written notice to each Holder of a Warrant, appoint an agent for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 2, exchanging this Warrant pursuant to Section 14, and replacing this Warrant pursuant to Section 7, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

17.	Notices, etc.

All notices shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger or sent by registered or certified mail (air mail if overseas), return receipt requested, or by telex, facsimile transmission, telegram or similar means of communication. Notices shall be deemed to have been received on the date of personal, telex, facsimile transmission, telegram or similar means of communication, or if sent by overnight courier or messenger, shall be deemed to have been received on the next delivery day after deposit with the courier or messenger, or if sent by certified or registered mail, return receipt requested, shall be deemed to have been received on the third business day after the date of mailing. Notices shall be sent to the addresses set forth below each party's signature on the Subscription Agreement.

18.	Notices of Record Date.

In case,

(a) The Company takes a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive a dividend, distribution or any other rights; or

(b) There is any capital reorganization of the Company, reclassification of the capital stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or consolidation or merger of the Company with or into another corporation which does not constitute a sale of the Company; or

(c) There is a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, and in any such case, the Company shall cause to be mailed to the Holder, at least 20 business days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger,  dissolution, liquidation or winding up.

19.	Amendments and Supplements.

(a) The Company may from time to time supplement or amend this Warrant without the approval of any Holders in order to cure any ambiguity or to be correct or supplement any provision contained herein which may be defective or inconsistent with any other provision, or to make any other provisions in regard to matters or questions herein arising hereunder which the Company may deem necessary or desirable and which shall not materially adversely affect the interest of the Holder. All other supplements or amendments to this Warrant must be signed by the party against whom such supplement or amendment is to be enforced.

(b) Notwithstanding Section 19(a), the Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

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20.	Investment Intent.

Holder represents and warrants to the Company that Holder is acquiring the Warrants for investment and with no present intention of distributing or reselling any of the Warrants.

21.	Certificates to Bear Language.

The Warrants and the Warrant Shares issuable upon exercise thereof shall bear the following legend by which Holder shall be bound:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE."

Certificates for Warrants or Warrant Shares without such legend shall be issued if such Warrants or Warrant Shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or if the Company has received an opinion from counsel reasonably satisfactory to counsel for the Company, that such legend is no longer required under the Act.

22.	Miscellaneous.

(a) This Warrant shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws. The parties submit to the jurisdiction of the Courts of the County of Los Angeles, State of California or a Federal Court empanelled in the State of California for the resolution of all legal disputes arising under the terms of this Warrant, including, but not limited to, enforcement of any arbitration award. The Company and the Holder agree to submit to the jurisdiction of such courts and waive trial by jury.

(b) If any action or proceeding is brought by the Company on the one hand or by the Holder on the other hand to enforce or continue any provision of this Warrant, the prevailing party's costs and expenses, including its reasonable attorney's fees, in connection with such action or proceeding shall be paid by the other party.

(c) In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant.

(d) The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officers thereunto duly authorized as of the date first written above, and the Holder has executed this Warrant through its authorized persons.

BRAZIL MINERALS, INC.

By:	/s/ Marc Fogassa
Marc Fogassa
Chairman and Chief Executive Officer

/s/ Lloyd McAdams, Trustee
Heather U. Baines and Lloyd McAdams AB Living Trust

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